                                                                       EXHIBIT 6






FINANCIAL STATEMENTS

White River Nahcolite Minerals, Limited Liability Company
Years Ended June 30, 2002 and 2001, and Six Months Ended
December 31, 2002 and 2001 (Unaudited)

            White River Nahcolite Minerals, Limited Liability Company

                              Financial Statements

            Years Ended June 30, 2002 and 2001, and Six Months Ended
                     December 31, 2002 and 2001 (Unaudited)



                                    CONTENTS

Report of Independent Auditors................................................1

Financial Statements

Balance Sheets as of June 30, 2002 and 2001, and
   December 31, 2002 (Unaudited)..............................................2
Statements of Operations for the Years Ended June 30,
   2002 and 2001, and the Six Months Ended December 31,
   2002 and 2001 (Unaudited)..................................................3
Statements of Members' Equity for the Years Ended June 30,
   2002 and 2001, and the Six Months Ended December 31,
   2002 (Unaudited)...........................................................4
Statements of Cash Flows for the Years Ended June 30, 2002
   and 2001, and the Six Months Ended December 31, 2002
   and 2001 (Unaudited).......................................................5
Notes to Financial Statements.................................................6

                         Report of Independent Auditors

The Board of Directors
White River Nahcolite Minerals,
   Limited Liability Company

We have audited the accompanying balance sheets of White River Nahcolite Minerals, Limited Liability Company (the Company) as of June 30, 2002 and 2001, and the related statements of operations, members' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of White River Nahcolite Minerals, Limited Liability Company at June 30, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


                                                       /s/ Ernst & Young LLP

August 9, 2002, except for
   Note 14, as to which the
   date is February 20, 2003

            White River Nahcolite Minerals, Limited Liability Company

                                 Balance Sheets

                                                                 JUNE 30             DECEMBER 31,
                                                           2002           2001           2002
                                                       ------------   ------------   ------------
                                                                                      (Unaudited)
ASSETS
Current assets:
   Cash                                                $        200   $        200   $        200
   Trade accounts receivable, less
     allowance for doubtful accounts of
     $9,693 at December 31, 2002
     (unaudited), $18,221 at June 30,
     2002, and $343,333 at June 30, 2001                  2,506,728      2,476,198      1,918,164
   Prepaid expenses and other                                    --         19,127             --
   Inventories                                              414,772        490,474        592,153
   Due from IMC Chemicals Inc.                            9,486,883      8,546,532      8,634,879
                                                       ------------   ------------   ------------
Total current assets                                     12,408,583     11,532,531     11,145,396

Property, plant, and equipment, net                      12,072,032     12,328,961     11,303,190
Mineral properties and patents, net                       3,480,377      3,462,924      3,425,709
Other                                                         2,500          5,854          2,500
                                                       ------------   ------------   ------------
Total assets                                           $ 27,963,492   $ 27,330,270   $ 25,876,795
                                                       ============   ============   ============

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
   Current portion of long-term debt                   $         --   $    240,000   $         --
   Accounts payable                                       1,564,651        635,767        551,564
   Accrued expenses                                         323,426        294,710        414,464
   Accrued salaries and wages                               196,235        165,216        190,412
                                                       ------------   ------------   ------------
Total current liabilities                                 2,084,312      1,335,693      1,156,440

Asset retirement obligation                                      --             --        352,545
Members' payable                                          3,855,500      3,855,500      3,855,500

Members' equity                                          22,023,680     22,139,077     20,512,310
                                                       ------------   ------------   ------------
Total liabilities and members' equity                  $ 27,963,492   $ 27,330,270   $ 25,876,795
                                                       ============   ============   ============

See accompanying notes.

            White River Nahcolite Minerals, Limited Liability Company

                            Statements of Operations

                                                                           SIX MONTHS ENDED
                                            YEAR ENDED JUNE 30                DECEMBER 31
                                          2002            2001            2002            2001
                                      ------------    ------------    ------------    ------------
                                                                               (Unaudited)

Net sales                             $ 14,797,634    $ 17,371,007    $  6,586,786    $  7,430,408
Cost of sales                           14,906,225      14,600,762       7,868,856       6,952,444
                                      ------------    ------------    ------------    ------------
Gross (loss) profit                       (108,591)      2,770,245      (1,282,070)        477,964

Selling, general, and
   administrative expenses                 750,626         800,007         322,437         380,000
                                      ------------    ------------    ------------    ------------
Operating (loss) income                   (859,217)      1,970,238      (1,604,507)         97,964

Other income (expense):
   Interest expense                         (6,806)        (34,245)             --          (6,806)
   Gain on disposal of property,
     plant, and equipment                       --          15,407              --              --
                                      ------------    ------------    ------------    ------------
(Loss) income from continuing             (866,023)      1,951,400      (1,604,507)         91,158
   operations

Cumulative effect of change in
   accounting principle                         --              --        (229,300)             --
                                      ------------    ------------    ------------    ------------
Net (loss) income                     $   (866,023)   $  1,951,400    $ (1,833,807)   $     91,158
                                      ============    ============    ============    ============

See accompanying notes.

            White River Nahcolite Minerals, Limited Liability Company

                          Statements of Members' Equity

Balance at June 30, 2000                                          $ 19,387,670
Capital contribution                                                   800,007
Net income                                                           1,951,400
                                                                  ------------
Balance at June 30, 2001                                            22,139,077
Capital contribution                                                   750,626
Net loss                                                              (866,023)
                                                                  ------------
Balance at June 30, 2002                                            22,023,680
Capital contribution (unaudited)                                       322,437
Net loss (unaudited)                                                (1,833,807)
                                                                  ------------
Balance at December 31, 2002 (unaudited)                          $ 20,512,310
                                                                  ============

See accompanying notes.

            White River Nahcolite Minerals, Limited Liability Company

                            Statements of Cash Flows

                                                                                     SIX MONTHS ENDED
                                                     YEAR ENDED JUNE 30                 DECEMBER 31
                                                    2002            2001            2002            2001
                                                ------------    ------------    ------------    ------------
                                                                                         (Unaudited)
OPERATING ACTIVITIES
Net (loss) income                               $   (866,023)   $  1,951,400    $ (1,833,807)   $     91,158
Adjustments to reconcile net (loss)
   income to net cash flows provided by
   operating activities:
     Cumulative effect of change in
       accounting principle                               --              --         229,300              --
     Depreciation and amortization                 2,801,252       2,224,885       1,595,574       1,049,978
     Gain on disposal of property,
       plant, and equipment                               --         (15,407)             --              --
     Changes in operating assets and
       liabilities:
         Trade accounts receivable                   (30,530)        455,247         588,564         566,493
         Inventories                                  75,702         (33,058)       (177,381)       (123,419)
         Due from IMC Chemicals Inc.                (189,725)     (3,949,905)      1,174,441      (1,158,462)
         Other assets                                 22,481          21,181           2,422          20,048
         Accounts payable                            928,884            (284)     (1,013,087)        281,444
         Accrued expenses and other
            liabilities                               59,735           3,496         133,276         294,435
                                                ------------    ------------    ------------    ------------
Net cash provided by operating activities          2,801,776         657,555         699,302       1,021,675

INVESTING ACTIVITIES
Purchases of property, plant, and
   equipment                                      (2,423,066)       (375,535)       (699,302)       (781,675)
Purchases of mineral properties and
   patents                                          (138,710)             --              --              --
Proceeds from sales of property, plant,
   and equipment                                          --          22,000              --              --
                                                ------------    ------------    ------------    ------------
Net cash used in investing activities             (2,561,776)       (353,535)       (699,302)       (781,675)

FINANCING ACTIVITIES
Principal payments on long-term debt                (240,000)       (298,106)             --        (240,000)
                                                ------------    ------------    ------------    ------------
Net cash used in financing activities               (240,000)       (298,106)             --        (240,000)
                                                ------------    ------------    ------------    ------------

Net increase in cash                                      --           5,914              --              --
Cash at beginning of period                              200          (5,714)            200             200
                                                ------------    ------------    ------------    ------------
Cash at end of period                           $        200    $        200    $        200    $        200
                                                ============    ============    ============    ============

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid                                   $      5,449    $      9,300    $         --    $      5,449
                                                ============    ============    ============    ============

See accompanying notes.

            White River Nahcolite Minerals, Limited Liability Company

                         Notes to Financial Statements

                   June 30, 2002 and 2001 and Six Months Ended
                     December 31, 2002 and 2001 (Unaudited)


1. ORGANIZATION

White River Nahcolite Minerals, Limited Liability Company (White River or the Company) produces and markets a low-cost supply of sodium bicarbonate to the agriculture and food industries. IMC Chemicals Inc. owns 100% of White River through its 100% ownership of each of the following White River members:

  o North American Bicarbonate Company LLC

  o Oldexaer, LLC

  o North American Carbonate Company LLC

  o WRNM Holdings, LLC

IMC Chemicals Inc. is an indirect wholly owned subsidiary of IMC Global Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS

The Company's balance sheet at December 31, 2002, the statement of members' equity for the six months ended December 31, 2002, and the statements of operations and cash flows for the six months ended December 31, 2002 and 2001, have been prepared in accordance with accounting principles generally accepted in the United States for interim financial statements. The Company believes that such information includes all adjustments necessary to present fairly the financial position, results of operations, and cash flows.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH MANAGEMENT

Under IMC Global Inc.'s cash management program, excess cash of White River is funded to IMC Chemicals Inc. and classified as a short-term receivable in the accompanying balance sheets.

            White River Nahcolite Minerals, Limited Liability Company

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ALLOCATION OF SHARED SERVICES

IMC Chemicals Inc. provides certain selling, general, and administrative services to White River. Costs of these services are generally allocated based on sales of White River as a percentage of IMC Chemicals Inc. total sales. These costs are recorded as selling, general, and administrative expenses in the accompanying statements of operations and are treated as capital contributions to White River through IMC Chemicals Inc.'s wholly owned members of White River. These costs totaling $750,626 and $800,007 for the years ended June 30, 2002 and 2001, respectively, and $322,437 (unaudited) and $380,000 (unaudited) for the six months ended December 31, 2002 and 2001, respectively, are treated as noncash capital contributions in the accompanying statements of cash flows.

INVENTORIES

Inventories consist of sodium bicarbonate which is stated at the lower of production costs or market. Production costs include all identifiable costs of the plant, including depreciation, royalties, and rental on the sodium leases. Inventories also include packaging materials, which are stated at the lower of cost (first-in, first-out cost method) or market.

REVENUE RECOGNITION

Revenue is recognized at the time product is shipped to the customer.

PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment are stated at cost. The costs of replacements or renewals, which improve or extend the life of existing property, are capitalized. Maintenance and repairs are expensed as incurred. Depreciation and amortization are provided on the straight-line method over the following estimated useful lives:

   Buildings and improvements                                25 to 40 years
   Machinery and equipment                                         10 years
   Cavities                                                         5 years
   Well development                                                 2 years
   Furniture and fixtures                                          10 years

            White River Nahcolite Minerals, Limited Liability Company

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

White River, as a limited liability corporation, is not separately taxed for federal income tax purposes. Any profit or loss passes through the Company and is included in the taxable income or loss of the individual members; therefore, no taxes have been provided for in the accompanying financial statements.

ENVIRONMENTAL COSTS

Environmental costs are accrued at the time the exposure becomes known and costs can be reasonably estimated. White River does not accrue liabilities for unasserted claims that are not probable of assertion, nor does it provide for environmental cleanup costs, if any, at the end of the useful lives of its facilities because, given the long lives of its mineral properties, it is not practical to estimate such costs.

SHIPPING AND HANDLING FEES AND COSTS

The Company records all shipping and handling costs in cost of sales.

MINERAL PROPERTIES AND PATENTS

Mineral properties include costs associated with the development of the mining and processing facility. Such items include the cost of leases, access road, electric power lines, and well set costs. Mineral properties are amortized using the units of production method. Costs involved in registering, developing, and defending patents related to the solution mining process are capitalized and amortized on a straight-line basis over the life of the patents.

Periodically, the Company reviews the recoverability of intangible assets. The measurement of possible impairment is based primarily on the ability to recover the balance of the intangible assets from expected future operating cash flows on an undiscounted basis.

CONCENTRATION OF CREDIT RISK

The Company sells its products in North America to manufacturers, distributors, and retailers. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of trade accounts receivable. Generally, the Company does not require security when trade credit is granted to customers. Credit losses are provided for

            White River Nahcolite Minerals, Limited Liability Company

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

in the Company's financial statements and consistently have been within management's expectations. The Company had sales amounting to approximately 75% and 70% of total sales from three customers for the years ended June 30, 2002 and 2001, respectively, and 71% and 72% of total sales from three customers for the six months ended December 31, 2002 and 2001, respectively (unaudited). At June 30, 2002 and 2001, approximately 75% and 65%, respectively, of the Company's trade accounts receivable were from these customers. At December 31, 2002, approximately 83% (unaudited) of the Company's trade accounts receivable were from these customers.

3. CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

Effective July 1, 2002, the Company adopted Financial Accounting Standards Board
(FASB) Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the Company to recognize a liability for legal obligations associated with the retirement of long-lived assets. In addition, when the liability is initially recognized, the asset retirement costs are capitalized by increasing the carrying amount of the related long-lived asset. The adoption of SFAS No. 143 as of July 1, 2002 resulted in a cumulative effect loss adjustment of $229,300. The cumulative affect adjustment is related to depreciation on the asset retirement costs associated with long-lived assets already in service prior to July 1, 2002 and interest accretion on the obligation. The effect of the change on the six months ended December 31, 2002 was to increase net loss before the cumulative effect of the accounting change by $22,088 (unaudited).

The following are pro forma amounts showing the effects if the accounting change were applied retroactively:

                                                                    SIX MONTHS
                                                                       ENDED
                                         YEAR ENDED JUNE 30        DECEMBER 31,
                                        2002            2001           2001
                                    ------------    ------------   ------------
                                                                    (Unaudited)

Net (loss) income                   $   (902,190)   $  1,915,234   $     73,075

            White River Nahcolite Minerals, Limited Liability Company

4. INVENTORIES

Inventories consist of the following:

                                           JUNE 30             DECEMBER 31,
                                     2002           2001           2002
                                 ------------   ------------   ------------
                                                                (Unaudited)

Raw materials and supplies       $    226,861   $    211,806   $    202,613
Finished goods                        187,911        278,668        389,540
                                 ------------   ------------   ------------
                                 $    414,772   $    490,474   $    592,153
                                 ============   ============   ============

5. PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consists of the following:

                                                JUNE 30             DECEMBER 31,
                                          2002           2001           2002
                                      ------------   ------------   ------------
                                                                     (Unaudited)

Buildings and improvements            $  9,440,857   $  9,440,857   $  9,440,857
Machinery and equipment                 11,942,599     11,552,506     11,942,599
Cavities                                 3,144,630      3,144,630      4,909,953
Well development                         3,211,443      1,656,058      3,211,443
Furniture and fixtures                      99,907         99,907         99,907
Construction in progress                 1,623,473      1,145,885        861,937
                                      ------------   ------------   ------------
                                        29,462,909     27,039,843     30,466,696
Less accumulated depreciation and
  amortization                          17,390,877     14,710,882     19,163,506
                                      ------------   ------------   ------------
                                      $ 12,072,032   $ 12,328,961   $ 11,303,190
                                      ============   ============   ============

            White River Nahcolite Minerals, Limited Liability Company

6. MINERAL PROPERTIES AND PATENTS

Mineral properties and patents consist of the following:

                                             JUNE 30             DECEMBER 31,
                                       2002           2001           2002
                                   ------------   ------------   ------------
                                                                  (Unaudited)

Mineral property development       $  3,380,204   $  3,380,204   $  3,380,204
Mineral leases                          898,652        898,652        898,652
Patents                                 142,567          3,857        142,567
                                   ------------   ------------   ------------
                                      4,421,423      4,282,713      4,421,423
Less accumulated amortization           941,046        819,789        995,714
                                   ------------   ------------   ------------
                                   $  3,480,377   $  3,462,924   $  3,425,709
                                   ============   ============   ============

7. ACCRUED EXPENSES

Accrued expenses consist of the following:

                                              JUNE 30             DECEMBER 31,
                                        2002           2001           2002
                                    ------------   ------------   ------------
                                                                   (Unaudited)

Accrued property tax                $    109,816   $    109,816   $    248,728
Accrued workers' compensation             99,308         79,602         99,308
Accrued rebates                           65,302        105,292         34,269
Accrued other                             49,000             --         32,159
                                    ------------   ------------   ------------
                                    $    323,426   $    294,710   $    414,464
                                    ============   ============   ============

8. LONG-TERM DEBT

White River was obligated to repay Local Improvement District Bonds issued to construct an access road to the nahcolite mine facility in western Colorado. This obligation was paid in full during the year ended June 30, 2002.

White River also had a financing agreement for an electrical power line to the nahcolite mine facility. This obligation was paid in full during the year ended June 30, 2001.

            White River Nahcolite Minerals, Limited Liability Company

9. MEMBERS' PAYABLE

Distributions of available cash to the White River members are determined at such times and in such amounts as management may determine appropriate.

10. EMPLOYEE BENEFIT PLANS

IMC Chemicals Inc. sponsors a defined contribution 401(k) savings plan which covers substantially all employees of White River. White River employees are fully vested upon the start of their employment with the Company. Participants may contribute up to 100% of their eligible compensation on a pre- or after-tax basis, subject to the Internal Revenue Code maximum limitations. White River will match 100% of the first 4% of each participant's deferred compensation. White River also contributes 4% of the employees' eligible annual compensation into the employees' 401(k) accounts. Contributions made by White River amounted to $84,939 and $89,411 for the years ended June 30, 2002 and 2001, respectively, and $44,366 (unaudited) and $41,899 (unaudited) for the six months ended December 31, 2002 and 2001, respectively.

11. COMMITMENTS AND CONTINGENCIES

The Company is involved in legal and administrative proceedings and claims of various types from normal business activities. While any litigation contains an element of uncertainty, management, based upon the opinion of the Company's counsel, presently believes that the outcome of each such proceeding or claim which is pending or known to be threatened or all of them combined will not have a material adverse effect on the Company's results of operations, financial condition, or liquidity.

LEASES

The Company leases certain property and equipment under noncancelable operating leases for varying periods.

            White River Nahcolite Minerals, Limited Liability Company

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)

The aggregate minimum annual rentals under lease arrangements are as follows:

FISCAL YEAR
-----------

 2003                                                      $   340,837
 2004                                                          342,277
 2005                                                          339,127
 2006                                                          323,740
 2007                                                          293,040
 Thereafter                                                  1,904,760

Rental expense for the years ended June 30, 2002 and 2001, was approximately $351,000 and $398,000, respectively, and for the six months ended December 31, 2002 and 2001, was approximately $161,000 (unaudited) and $165,000 (unaudited), respectively.

ROYALTIES

All of the land used in the Company's operations is owned by the United States government. The Company pays a royalty to the U.S. government of 5% on the sales value of the minerals extracted from government land. The Company holds four leases from the Bureau of Land Management (BLM) covering approximately 8,200 acres. The leases have an expiration of July 1, 2011 with successive ten-year renewal options, provided that sodium bicarbonate is being produced in paying quantities. Total royalty expense was approximately $486,600 and $636,900 for the years ended June 30, 2002 and 2001, respectively, and approximately $182,800 (unaudited) and $249,000 (unaudited) for the six months ended December 31, 2002 and 2001, respectively.

PURCHASE COMMITMENT

White River is committed under a contract to purchase a minimum amount of natural gas per day at agreed-upon prices. The contract continues through December 2002. The purchase commitment from June 30, 2002 through December 2002 is approximately $400,000.

            White River Nahcolite Minerals, Limited Liability Company

12. ASSET RETIREMENT OBLIGATION

The Company constructs and places into service various mining cavities. The Company is legally required to fill the cavities within two to four years following the end of their useful life. In accordance with SFAS No. 143, the Company recognized the fair value of these liabilities for asset retirement obligations in the amount of $352,545. The Company capitalized these costs as part of the carrying amount of each cavity, which is depreciated on a straight-line basis over five years. The pro forma retirement obligation liability balances as if SFAS No. 143 had been adopted prior to June 30, 2001 are as follows:

                                                   JUNE 30          DECEMBER 31,
                                              2002         2001        2001
                                           ----------   ----------  ------------
                                                                    (Unaudited)
Pro forma amounts of liability for asset
  retirement obligation at beginning of
  period                                   $  238,903   $  229,630   $  238,903
Pro forma amounts of liability for asset
  retirement obligation at end of period      252,820      238,903      248,906

13. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 2001, the FASB issued SFAS No. 141, Business Combinations, effective as of July 1, 2001, and SFAS No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and other indefinite-lived assets will no longer be amortized but will be subject to annual impairment tests in accordance with SFAS No. 142. The Company adopted the new rules on accounting for goodwill and other indefinite-lived assets on July 1, 2002. The adoption did not have a material impact on the Company.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective for fiscal years beginning after December 15, 2001. This new standard supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, providing one accounting model for the review of asset impairment. SFAS No. 144 retains much of the recognition and measurement provisions of SFAS No. 121, but removes goodwill from its scope. The Company adopted the new rules on July 1, 2002. The adoption did not have a material impact on the Company.

            White River Nahcolite Minerals, Limited Liability Company

14. SUBSEQUENT EVENT

On February 20, 2003, the Company and its ultimate parent company, IMC Global Inc., sold the Company's business to AmerAlia, Inc. (AmerAlia) for $20.7 million. AmerAlia purchased substantially all of the assets and assumed substantially all the liabilities related to the business. Assets excluded from the sale included cash and amounts due from affiliated companies. IMC Chemicals Inc. is, for a limited transition period, providing certain administrative services for the business to AmerAlia.


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